Exhibit 99.1

            Nara Bancorp Announces Enhancements in Board Leadership

     LOS ANGELES--(BUSINESS WIRE)--Aug. 9, 2006--The Board of Directors of Nara Bancorp, Inc. (Nasdaq:NARA) ("Bancorp"), and its wholly owned subsidiary, Nara Bank ("the Bank"), today announced the implementation of further steps in their plan for enhancing governance with the election of long-serving board member Mr. Ki Suh Park as Vice Chairman of Nara Bancorp, Inc. and Chairman of Nara Bank. The current Chairman of both Bancorp and the Bank, Mr. Chong Moon Lee, will remain Chairman of Bancorp and will remain a member of the board of Nara Bank. Mr. Ki Suh Park is a well-known architect and highly respected business leader not only in mainstream America, but also in the Asian American and Korean American communities in Los Angeles. He has been an effective member of both boards and serves as chair of Bancorp's Nomination and Governance Committee. Mr. Ki Suh Park has been leading the search for a new Bank CEO and his chairmanship of Nara Bank will provide continuity in that search.
     The Board reported that these steps have been taken to assure an effective distribution of workload and responsibility within the board, and to permit Mr. Chong Moon Lee time to address pressing matters in his philanthropic activities and his diplomatic obligations as Trustee of the Washington, D.C.-based, U.S.-Asian Pacific Council, particularly concerning U.S. and Korean Peninsula relationships.
     Mr. Lee said, "With the recent improvements we have made to the board, and the tremendous progress we have made in addressing our regulatory issues, we can return to a more normalized approach to governance. I feel confident that our currently constituted Bank board, under the guidance of Mr. Ki Suh Park can serve our customers, employees and shareholders very well. I look forward to continuing my participation with both the Bancorp and Bank boards, and I appreciate the boards' willingness to allow me to reduce the time demands that are placed upon me by sharing responsibility with Mr. Ki Suh Park."
     New Bank Board Chairman Mr. Ki Suh Park expressed his gratitude to Mr. Lee for his strong leadership during a time of tremendous challenge and opportunity for Nara Bank. Mr. Park said, "We are grateful to Chairman Lee for the initiatives he took to guide us in addressing the challenges of the past few years, but more importantly for creating a vision and new business model for the future of Nara Bank, to which we are all committed, and which will guide my own stewardship of the Bank. I look forward to working side-by-side with Mr. Lee on both boards in taking Nara Bank to higher levels of performance and leadership in service to our Korean American community's financial needs."
     "Chong Moon Lee is the largest individual shareholder of Nara Bancorp, Inc. and this sharing of responsibility for the leadership of Bancorp and the Bank demonstrates his confidence in the board and the management team," said Mr. John Park, another long-serving board member and shareholder. "When we finalize our CEO selection, we will have a stellar board and management team to move us forward," Mr. John Park added.
     Mr. Ki Suh Park's designation as Chair of the Bank and Vice-Chair of Bancorp has been approved by bank regulators. No change to the composition of either board is contemplated as a result of these actions. Background summaries of all board members can be found on the Nara Bank website at www.narabank.com.

     About Nara Bancorp, Inc.

     Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 18 branches and 8 loan production offices in the United States and one liaison office in Seoul, Korea. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Colorado, Texas, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol "NARA."

     Forward-Looking Statements

     This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.


     CONTACT: Financial Relations Board
              Tony Rossi, 310-854-8317
              trossi@financialrelationsboard.com